EXHIBIT 10.59
RETIREMENT AGREEMENT
     This Retirement Agreement dated December 21, 2010 is made by and between eResearchTechnology, Inc., a Delaware corporation (“ERT”) and Michael J. McKelvey, an individual residing in Arlington, Virginia (“Executive”).
Background
     ERT and Executive are parties to a Management Employment Agreement dated June 23, 2006, as amended effective March 17, 2010 (the “Employment Agreement”). In September 2010, Executive advised ERT that he intended to retire. The parties have agreed that Executive’s retirement date shall be December 21, 2010, and desire to set forth the retirement benefits to be delivered to Executive by ERT in consideration of Executive’s service to ERT, compliance with his restrictive covenants and a release of any claims which he may have against ERT.
     NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:
     1. Retirement Date. Executive shall retire from employment with ERT effective at the close of business on December 21, 2010 (the “Retirement Date”). Effective on the Retirement Date, Executive hereby resigns from his position as President and Chief Executive Officer of ERT, from all positions as an officer of any subsidiary of ERT, and as a director of ERT, ERT Services, Inc., eRT Tech Corporation, eRT Investment Corporation, Covance Cardiac Safety Services, Inc., eResearchTechnology UK1 Limited, eResearchTechnology UK2 Limited and eResearchTechnology Limited and as a managing director of eResearchTechnology Europe GmbH, and eResearchTechnology GmbH. If requested by ERT, Executive shall execute mutually acceptable individual resignation letters with respect to each such entity.
     2. Retirement Benefits. In consideration of Executive’s service to ERT and his delivery of the release contemplated by Section 3 hereof, and subject to the provisions of Section 6 hereof, ERT shall provide the following retirement benefits to Executive:
          (a) on January 3, 2011, ERT shall pay Executive a lump sum cash payment of $902,668, less applicable tax withholdings and deductions, representing the sum of (i) one year’s base salary, (ii) Executive’s pro-rated bonus opportunity for 2010 through and including December 21, 2010 and (iii) Executive’s car allowance for twelve months ; and
          (b) ERT shall provide to Executive until December 21, 2011 standard health, dental and vision benefits through COBRA continuation if elected, subject to any applicable premium co-pay.
     3. Release.
          (a) Executive acknowledges that: (i) the payments and benefits set forth in Section 2 hereof constitute full settlement of all of his rights under the Employment Agreement;

(ii) he has no entitlement under any other severance or similar arrangements maintained by ERT and (iii) except as otherwise specifically provided in this Agreement, ERT does not and will not have any other liabilities or obligations to Executive. Executive further acknowledges that, in the absence of his execution of this Agreement and the release set forth in this Section 3, the payment specified in Section 2(a)(i) would not otherwise be due to him.
          (b) Except for ERT’s obligations set forth in Section 2 hereof, Executive hereby fully and forever releases and discharges ERT and all predecessors and successors, assigns, stockholders, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present (ERT and each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or out of the Executive’s employment by ERT or the termination thereof, including but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment, and any claim for compensation or other benefits (including without limitation salary, wages, vacation pay, stock, stock options, health and welfare benefits and cash bonuses), and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.
          (c) Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person. Executive further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to Executive’s employment by ERT or the termination of that employment. This Agreement will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.
          (d) The foregoing will not be deemed to release ERT from any claims (i) to or for vested rights its employment benefit plans in effect as of the Retirement Date and (ii) to enforce the terms of this Agreement.
     4. Restrictive Covenants. Executive acknowledges that Sections 6, 7, 8 and 9 of the Employment Agreement will survive the termination of his employment. Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of ERT, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions. Based upon and assuming the accuracy of Executive’s representation that Averion International (“Averion”) and its predecessor entities, Averion International, Trio Clinical Research, Fulcrum Pharma and ClinResearch, do not offer ECG core laboratory services, respiratory diagnostic services, electronic patient reported outcome services or medical device manufacturing and thus do not compete in any way with ERT, ERT agrees that Executive’s employment by Averion will not violate such restrictive covenants.

     5. Non-Disparagement. Executive will not disparage any Released Person or otherwise take any action that could reasonably be expected to adversely affect the personal or professional reputation of any Released Person. Similarly, ERT (meaning, solely for this purpose, ERT’s officers, directors and agents specifically authorized to communicate on its behalf) will not disparage Executive or otherwise take any action that could reasonably be expected to adversely affect his personal or professional reputation.
     6. Rescission Right. Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Agreement in its entirety, (b) that he has entered into this Agreement knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Agreement before signing it; (d) he was provided twenty-one (21) calendar days after receipt of this Agreement to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Agreement, in which case this Agreement shall be unenforceable, null and void and ERT shall have no further obligation to make the cash payment referenced in Section 2(a) hereof or to continue providing the benefits referenced in Section 2(b) hereof. Executive may revoke this Agreement during those seven (7) days by providing written notice of revocation to ERT to the attention of the Chairman, 1818 Market Street, Philadelphia, PA 19103.
     7. Stock Options. ERT acknowledges that Executive shall be entitled, for a period of 90 days after the Retirement Date, to exercise any stock options previously granted to the Executive that are exercisable as of the Retirement Date, subject to and in accordance with the provisions of ERT’s Amended and Restated 2003 Equity Incentive Plan, as amended.
     8. Miscellaneous.
          (a) This Agreement is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by ERT to Executive. There have been no such violations, and ERT specifically denies any such violations.
          (b) This Agreement shall inure to the benefit of and be binding upon ERT and Executive and their respective successors, permitted assigns, executors, administrators and heirs. The Employee not may make any assignment of this Agreement or any interest herein, by operation of law or otherwise. The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.
          (c) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.
          (d) Except as otherwise provided herein, this Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.
          (e) This Agreement shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.
          (f) This Agreement may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

eResearchTechnology, Inc.

/s/ Michael J. McKelvey	By: /s/ Joel Morganroth

Michael J. McKelvey	Name: Joel Morganroth
Title: Chairman

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